July 27, 2005

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Posts 44 Percent Increase in Second Quarter 2005 Earnings Per Share Setting New Quarterly EPS Record

LINCOLN, NE – July 27, 2005 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported record quarterly diluted earnings per share of $0.46 for the three months ended June 30, 2005, an increase of 43.8 percent, compared to $0.32 per share for the same period one year ago.

For the first half of 2005, the Company reported a 34.8 percent increase in diluted earnings per share of $0.89 compared to $0.66 the first six months of 2004.

Highlights from the second quarter of 2005 included:

•	Net interest income increased 50.0 percent to a record level of $25.7 million for the three months ended June 30, 2005 compared to $17.1 million for the three months ended June 30, 2004;
•	Net loans increased $163.6 million, or 6.1 percent, to over $2.8 billion at June 30, 2005 compared to March 31, 2005;
•	Quarterly loan originations, excluding warehouse lines of credit and purchases, totaled a record $493.7 million for the three months ended June 30, 2005, a 114.4 percent increase when compared to the same period one year ago;
•	Deposit account fees rose 39.5 percent to $3.5 million for the three months ended June 30, 2005 compared to $2.5 million for the same period in 2004; and
•	The Company announced in April it would raise its quarterly cash dividend paid to shareholders by 20.0 percent to $0.06 per share effective with the June 30, 2005 dividend payment.

“Our business model’s focus on key fundamental profit drivers for the Company continues to generate positive results for our shareholders,” said Gilbert G. Lundstrom, chairman and chief executive officer. “Our recent acquisition and loan purchases combined with strong growth in our core operations continued to sustain our double-digit earnings performance.”

On a quarter-over-comparable quarter basis, the Company has now achieved seven consecutive quarters of double-digit earnings per share growth.

Synopsis of Second Quarter and Semi-Annual 2005 Performance

Net Interest Income

Net interest income for the three months ended June 30, 2005 amounted to $25.7 million, a 50.0 percent increase, compared to the $17.1 million earned for the same three month period in 2004. For the first six months of 2005, the Company reported net interest income of $50.0 million, an increase of 43.4 percent, compared to $34.9 million for the first half of 2004. The comparative period increases in net interest income are primarily attributable to the continued growth of the Bank’s net loan portfolio and further increases in yields on interest-earning assets.

For the three months ended June 30, 2005, the average interest rate spread increased to 3.32 percent compared to 2.84 percent for the same period in 2004. Net interest margin also increased to 3.56 percent compared to 3.15 percent one year ago. With the June 30, 2005 quarterly data, the Company realized its fourth consecutive quarter of rising average interest rate spread and net interest margin. These increases were driven primarily by the Bank’s sustained effort to build its growing loan portfolio with shorter-term, higher-yielding loans with adjustable interest rates.

Noninterest Income

Total noninterest income for the three months ended June 30, 2005 was $6.3 million and was essentially unchanged from the same period one year ago. The quarter-over-quarter performance was benefited by increases of $993,000 in deposit account fees and $497,000 in non-deposit and lending related fees as well as a $231,000 reduction in the amortization of mortgage servicing rights (“MSR”). This net increase was offset by a $515,000 reduction in gains on the sale of investment securities and loans held for sale combined with a $123,000 MSR impairment for the June 30, 2005 quarter rather than the $1.2 million recapture of previous MSR impairments recorded in the second quarter of 2004.

For the six months ended June 30, 2005, total noninterest income was $12.3 million, a $577,000, or 4.9 percent, increase compared to $11.7 million earned during the first six months of 2004. The increase was primarily attributable to increases of $1.7 million in deposit account fees, $1.5 million in non-deposit and lending related fees and a $209,000 reduction in MSR amortizations. Collectively, these increases were offset by a $1.5 million reduction in other operating income related almost entirely to a one-time gain in early 2004 associated with the Bank’s merger of its defined benefit plan with an unrelated third-party plan. In further comparing the first half of 2005 with the first half of 2004, the Company did not realize in the current period the $1.2 million recapture of previous MSR impairments experienced during the 2004 period.

Noninterest Expense

Total noninterest expense amounted to $17.7 million for the three months ended June 30, 2005 compared to $13.4 million for the same period one year ago. The quarter-over-quarter increase resulted primarily from a $2.4 million increase in employee compensation and benefits, a $1.2 million increase in other operating expenses and a $387,000 increase in occupancy expense. Most of the increases in noninterest expense are related to the August 2004 acquisition of United Nebraska Financial Co. and United Nebraska Bank.

For the first half of 2005, noninterest expense was $35.7 million compared to $26.0 million for the same period in 2004. The six month period-over-period increase is primarily attributable to a $4.7 million increase in employee salary and benefits expense, a $3.3 million increase in other operating expenses and a $1.1 million increase in occupancy expense. Similar to the second quarter period comparisons, the United Nebraska acquisition was a primary contributor to the increase in noninterest expense for the first six months of 2005 compared to the same period in 2004.

Asset Quality

At June 30, 2005, nonperforming loans declined 24.6 percent to $7.7 million, or 0.27 percent of net loans, compared to $10.2 million, or 0.39 percent of net loans at December 31, 2004. Nonperforming assets at June 30, 2005 decreased 6.9 percent to $9.9 million, or 0.31 percent of total assets, compared to $10.6 million, or 0.35 percent of total assets, at December 31, 2004.

Loan charge-offs, net of recoveries, for the three months ended June 30, 2005 were $828,000 compared to $305,000 for the three months ended June 30, 2004. Charge-offs for the latest reported quarterly period consisted primarily of one multi-family residential loan acquired in the United Nebraska transaction combined with automobile and other consumer-related loans.

Provision for loan losses for the three months ended June 30, 2005 increased to $1.9 million compared to $1.1 million for the same period one year ago. Due primarily to the continued growth and changing composition of the Bank’s loan portfolio, the allowance for loan losses as a percent of net loans declined to 1.00 percent compared to 1.01 percent at December 31, 2004.

Consolidated Statements of Financial Condition

Total Company assets at June 30, 2005 were $3.2 billion, an increase of $156.2 million, or 5.1 percent, compared to $3.0 billion at December 31, 2004. The year-to-date increase in total assets was driven primarily by a $180.1 million increase in net loans offset by a $19.8 million decline in investment securities. Compared to a June 30, 2004 level of $2.3 billion, total assets have grown $949.0 million, or 42.1 percent since that date. The acquisitions and purchases completed in 2004 combined with the Bank’s continued growth contributed to the increase in total assets during the previous year.

Liabilities grew to $2.9 billion at June 30, 2005, an increase of 5.2 percent, or $143.6 million, compared to $2.8 billion at December 31, 2004. A $75.6 million increase in Federal Home Loan Bank advances and other borrowings combined with a $71.6 million increase in deposits were primarily responsible for the growth in total liabilities during the first half of 2005.

Stockholders’ equity amounted to $289.6 million at June 30, 2005, an increase of $12.6 million from December 31, 2004. The increase in stockholders’ equity was primarily the result of a $14.8 million increase in retained earnings from net income earned for the first six months of 2005 offset by a $3.5 million increase in treasury stock holdings due to stock repurchases effected during the period. Capital levels continue to exceed all federally-mandated requirements thereby qualifying the Bank to be categorized as “well capitalized”, the highest level awarded by regulatory authorities.

No stock repurchases were made in the quarter ended June 30, 2005. A total of approximately 1.7 million shares remain eligible for repurchase under the stock repurchase plan approved by the Board in July 2004. To date, more than 4.4 million shares have been repurchased on the open market.

At the May 2, 2005 Annual Meeting of Shareholders, the Company announced the Board of Directors had approved a 20.0 percent increase in the quarterly cash dividend. The new $0.06 dividend was paid on June 30, 2005 to shareholders of record at June 15, 2005. The June dividend was the Company’s sixth consecutive quarterly cash dividend following inception of the dividend program in March 2004.

Other Developments

As part of the Bank’s on-going strategy to strengthen its retail presence in metropolitan and regional growth center markets, several major remodeling projects were completed. The projects, which updated the facilities and incorporated several components of the Company’s “Bank-of-the-Future” model, were designed to offer customers additional banking services and better position the Bank to be more competitive in its local markets.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.2 billion federally chartered savings bank and the largest financial institution headquartered in Lincoln, Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 68 banking offices located in Nebraska, Iowa and Kansas and eight loan production offices located in Arizona, Colorado, Florida, Minnesota and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income; competitive factors which could affect net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation
Consolidated Statements of Financial Condition
June 30, 2005 (Unaudited) and December 31, 2004

(Dollars in thousands, except per share data)	June 30, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$64,898	$70,030
Investment securities:
Held to maturity, at cost which approximates fair value	118	126
Available for sale, at fair value	116,475	127,757
Mortgage-backed securities, available for sale, at fair value	27,678	36,175
Loans receivable:
Net loans (includes loans held for sale of $10,363 and $11,956
at June 30, 2005 and December 31, 2004, respectively)	2,835,072	2,654,986
Allowance for loan losses	(28,347)	(26,831)

Net loans after allowance for loan losses	2,806,725	2,628,155

Federal Home Loan Bank stock	55,549	54,284
Premises and equipment, net	37,270	38,220
Accrued interest receivable	16,335	15,573
Goodwill	42,283	42,283
Other intangible assets, net	10,942	11,877
Other assets	26,002	23,601

Total assets	$3,204,275	$3,048,081

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$1,936,340	$1,864,761
Advances from Federal Home Loan Bank and other borrowings	917,290	841,666
Advance payments from borrowers for taxes, insurance and
other escrow funds	25,990	26,565
Accrued interest payable	6,431	6,308
Accrued expenses and other liabilities	28,613	31,758

Total liabilities	2,914,664	2,771,058

Stockholders' equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,141,522 and 18,287,811 shares issued and outstanding
at June 30, 2005 and December 31, 2004	226	226
Additional paid-in capital	357,247	355,986
Retained earnings, substantially restricted	59,214	46,263
Treasury stock, at cost; 4,433,553 and 4,287,264 shares at
June 30, 2005 and December 31, 2004, respectively	(101,790)	(98,254)
Unallocated common stock held by Employee Stock
Ownership Plan	(13,921)	(14,674)
Unearned common stock held by Management
Recognition and Retention Plan	(10,792)	(12,229)
Accumulated other comprehensive loss, net	(573)	(295)

Total stockholders' equity	289,611	277,023

Total liabilities and stockholders' equity	$3,204,275	$3,048,081

TierOne Corporation
Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Dollars in thousands, except per share data)	2005	2004	2005	2004
Interest income:
Loans receivable	$40,629	$27,074	$78,095	$54,237
Investment securities	2,096	903	4,130	1,830

Total interest income	42,725	27,977	82,225	56,067

Interest expense:
Deposits	9,933	5,877	18,831	11,532
Advances from Federal Home Loan Bank
and other borrowings	7,091	4,965	13,357	9,652

Total interest expense	17,024	10,842	32,188	21,184

Net interest income	25,701	17,135	50,037	34,883
Provision for loan losses	1,923	1,105	2,711	2,039

Net interest income after provision
for loan losses	23,778	16,030	47,326	32,844

Noninterest income:
Fees and service charges	5,127	4,697	10,015	7,810
Loss from real estate operations, net	(10)	(32)	(8)	(109)
Net gain on sales of:
Investment securities	--	312	13	312
Loans held for sale	502	705	973	1,021
Real estate owned	14	44	50	44
Gain on pension plan curtailment	--	--	--	1,456
Other operating income	705	569	1,270	1,202

Total noninterest income	6,338	6,295	12,313	11,736

Noninterest expense:
Salaries and employee benefits	10,184	7,808	20,404	15,672
Occupancy, net	1,938	1,551	4,126	3,017
Data processing	485	463	993	967
Advertising	1,294	948	2,208	1,641
Other operating expense	3,801	2,632	8,005	4,701

Total noninterest expense	17,702	13,402	35,736	25,998

Income before income taxes	12,414	8,923	23,903	18,582
Income tax expense	4,806	3,348	9,117	6,947

Net income	$7,608	$5,575	$14,786	$11,635

Net income per common share, basic	$0.47	$0.33	$0.91	$0.67

Net income per common share, diluted	$0.46	$0.32	$0.89	$0.66

Dividends declared per common share	$0.06	$0.05	$0.11	$0.10

Average common shares outstanding, basic (000's)	16,147	16,998	16,171	17,396

Average common shares outstanding, diluted (000's)	16,547	17,283	16,586	17,733

TierOne Corporation
Selected Financial and Other Data

(Dollars in thousands)	June 30, 2005	December 31, 2004
Selected Financial and Other Data:
Total assets	$3,204,275	$3,048,081
Cash and cash equivalents	64,898	70,030
Investment securities:
Held to maturity, at cost which approximates fair value	118	126
Available for sale, at fair value	116,475	127,757
Mortgage-backed securities, available for sale, at fair value	27,678	36,175
Loans receivable:
Loans held for sale	10,363	11,956
Total loans receivable	3,368,263	3,077,254
Unamortized premiums, discounts and deferred loan fees	4,492	7,228
Undisbursed portion of construction and land
development loans in process	(548,046)	(441,452)

Net loans	2,835,072	2,654,986
Allowance for loan losses	(28,347)	(26,831)

Net loans after allowance for loan losses	2,806,725	2,628,155

Deposits	1,936,340	1,864,761
Advances from Federal Home Loan Bank and other borrowings	917,290	841,666
Stockholders' equity	289,611	277,023
Average interest-earning assets	2,849,373	2,344,795
Average interest-bearing liabilities	2,587,241	2,069,741
Nonperforming loans	7,719	10,232
Nonperforming assets	9,878	10,614
Allowance for loan losses	28,347	26,831
Nonperforming loans as a percent of net loans	0.27%	0.39%
Nonperforming assets as a percent of total assets	0.31%	0.35%
Allowance for loan losses as a percent of
nonperforming loans	367.24%	262.23%
Allowance for loan losses as a percent of net loans	1.00%	1.01%

	Three Months Ended June 30,		Six Months Ended June 30,
Selected Operating Ratios:	2005	2004	2005	2004
Average yield on interest-earning assets	5.92%	5.15%	5.77%	5.22%
Average rate on interest-bearing liabilities	2.60%	2.31%	2.49%	2.30%
Average interest rate spread	3.32%	2.84%	3.28%	2.92%
Net interest margin	3.56%	3.15%	3.51%	3.25%
Average interest-earning assets to average
interest-bearing liabilities	110.02%	116.04%	110.13%	116.63%
Net interest income after provision for loan
losses to noninterest expense	134.32%	119.61%	132.43%	126.33%
Total noninterest expense to average assets	2.30%	2.37%	2.35%	2.32%
Efficiency ratio (1)	55.25%	57.20%	57.32%	55.77%
Return on average assets	0.99%	0.98%	0.97%	1.04%
Return on average equity	10.68%	7.93%	10.45%	8.05%
Average equity to average assets	9.26%	12.42%	9.29%	12.92%

(1)	Efficiency ratio is calculated as total noninterest expense divided by the sum of net interest income and total noninterest income.

TierOne Corporation
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	June 30, 2005		December 31, 2004
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$440,262	13.03%	$418,270	13.54%
Second mortgage residential	204,737	6.06	255,222	8.26
Multi-family residential	139,089	4.12	142,454	4.61
Commercial real estate and land	622,495	18.42	597,114	19.33
Residential construction	744,994	22.05	601,075	19.46
Commercial construction	360,543	10.67	282,399	9.14
Agriculture	64,400	1.91	66,830	2.16

Total real estate loans	2,576,520	76.26	2,363,364	76.50

Business loans	154,528	4.57	142,675	4.62

Agriculture - operating	65,731	1.95	71,223	2.31

Warehouse mortgage lines of credit	180,739	5.35	132,928	4.30

Consumer loans:
Home equity	62,264	1.84	56,441	1.83
Home equity line of credit	147,674	4.37	142,725	4.62
Home improvement	70,134	2.08	73,386	2.37
Automobile	86,532	2.56	80,512	2.61
Other	34,504	1.02	25,956	0.84

Total consumer loans	401,108	11.87	379,020	12.27

Total loans	3,378,626	100.00%	3,089,210	100.00%

Unamortized premiums, discounts
and deferred loan fees	4,492		7,228
Undisbursed portion of construction and
land development loans in process	(548,046)		(441,452)

Net loans	2,835,072		2,654,986
Allowance for loan losses	(28,347)		(26,831)

Net loans after allowance for loan losses	2,806,725		2,628,155

(1) Includes loans held for sale	$10,363		$11,956

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

# # #